Exhibit 99.1

7315 Wisconsin Avenue, Suite 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626

News Release

Pebblebrook Hotel Trust Issues Statement in Response to LaSalle Hotel Properties’ Announcement of Merger Agreement with Blackstone

Bethesda, MD, May 21, 2018 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today responded to LaSalle Hotel Properties’ (“LaSalle”) announcement that it has entered into a merger agreement with Blackstone at a price of $33.50 per share, a significantly lower price than Pebblebrook has been willing to pay.

Pebblebrook is proposing to merge with LaSalle at a fixed exchange ratio of 0.9200 Pebblebrook common share for each LaSalle common share, with the option for LaSalle shareholders to elect to receive cash up to a maximum of 20% in the aggregate (subject to pro rata cutbacks). Based on Pebblebrook’s closing share price on May 18, 2018, this implies an offer price of $35.89 per LaSalle common share, representing a premium of 7.1% over Blackstone’s offer of $33.50 and a premium of 47.1% above LaSalle’s closing price on March 27, 2018, which is the day before Pebblebrook publicly disclosed its initial offer of a business combination with LaSalle.

“Our offer is substantially superior to the merger agreement that LaSalle has reached with Blackstone,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “We continue to believe that our offer maximizes immediate and long-term value for LaSalle’s shareholders. The combination of Pebblebrook and LaSalle would create a hotel industry leader, particularly in the independent and lifestyle segment, and it would allow shareholders of both companies to benefit from Pebblebrook’s management of the combined portfolio and the synergies that would result from bringing these two highly similar companies together. We are disappointed that LaSalle’s board of trustees has chosen not to pursue the unique opportunity that we presented.”

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 28 hotels, with a total of 6,973 guest rooms. The Company owns hotels located in 9 states and the District of Columbia, including: Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Washington, DC; Coral Gables, Florida; Naples, Florida; Buckhead, Georgia; Boston, Massachusetts; Minneapolis, Minnesota; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

###
Contacts:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com